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                                                                    EXHIBIT 10.4



                              SOFTWARE LICENSE AGREEMENT
                                    (Object Code)

This Software License Agreement ("Agreement") is made effective April 1, 1997 (the "Effective Date") between HEWLETT-PACKARD COMPANY, a California corporation ("HP") and ConnectSoft, Inc. A Washington corporation ("Licensor")

    1.   DEFINITIONS

              1.1     "Licensed Software" shall mean all:
              1.1.1   Computer software described in Exhibit A;
              1.1.2   Fixes; and
              1.1.3   Enhancements and New Programs accepted by HP pursuant to
                      article 5 below.

              1.2 "Intellectual Property Rights" shall mean the following rights that pertain to the Licensed Software under common law, state law, federal law, and foreign law:
              1.2.1   Rights in copyrights and rights of authorship, and
              1.2.2   Rights in trade secrets.

              1.3 "Source Code" shall mean all human readable code which documents Licensed Software, including all related compilers, utilities, listings, test suites, build scripts, libraries, design documentation, and technical documentation.

              1.4 "Object Code" shall mean any machine executable code derived in whole or part from the Licensed Software.

              1.5 "Development Work" shall mean any periodic development work to be performed by Licensor at the request of HP, as more particularly described in Exhibit B. Development Work shall also include work requested by HP to add features to the Licensed Software.

              1.6 "Fixes" shall mean all upgrades, updates, fixes, workarounds, and other modifications to the Licensed Software other than Enhancements, which are made by or on behalf of Licensor during the Term in order to connect defects or errors in the Licensed Software.

              1.7 "Enchancements" shall mean all improvements to the Licensed Software made by or on behalf of Licensor during the Term, in order to improve functionality or performance.

              1.8 "New Programs" shall mean all software programs developed by or for Licensor during the Term to supplement or replace Licensed Software.

              1.9 "Confidential Information" shall mean any proprietary and confidential information delivered by one party to the other pursuant to this Agreement.

              1.10 "Royalty(ies)" shall mean the royalties described in paragraph 3.1 below and Exhibit C.

              1.11 "Infringement Action" shall mean any claim, suit, or proceeding brought against HP or its customers that Licensed Software or Documentation infringes any patent, copyright, trademark, or trade secret of a third party.

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              1.12    "Infringing Product"  shall mean any restriction on the
                      use of Licensed Software as the result of an Infringement Action.

              1.13 "Term" shall mean the period this Agreement is in effect, commencing on the Effective Date.

              1.14    "DSI" shall mean Data Securities International, Inc.

    2.   GRANT CLAUSES

         2.1 Licensor hereby grants HP, under Licensor's Intellectual Property Rights, a fully paid, worldwide, exclusive, non-transferable (subject to section 2.2 below) license in the Object Code to use, reproduce, bundle and distribute.

         2.2 HP's license rights under section 2.1 ,may be sublicensed or otherwise delegated to its third party channels of distribution or its subcontractors.

         2.4  HP shall use its standard forms in distributing Object Code.

         2.5 Except as expressly provided in this Agreement, Licensor retains all right, title, and interest in the Licensed Software and Documentation.

         2.6 Licensor agrees that it shall not grant any other printer manufacturer the license to use, reproduce, bundle, or distribute Object Code for the Term of this Agreement, including the two six-month renewal periods if they are invoked.

         2.7 HP's license grant under this Agreement shall allow HP to distribute the Licensed Software in the following manner:

              2.7 1 Integrated into or bundled separately with any of HP's inkjet technology printers, regardless of the location of manufacture;
              2.7.2 With supplies for all HP inkjet printers distributed by HP; and
              2.7.3 Through direct download from HP's world wide web internet web sites. The particular sites involved in this downloading shall be determined at a later date.

    3.   CONSIDERATION
         3.1 For the rights granted in section 2.1 above, HP shall pay a one-time license fee in accordance with Exhibit C. HP shall pay a quarterly maintenance Royalty in accordance with Exhibit C.

         3.2 If Licensor is not in breach of this Agreement, Royalties due Licensor shall be paid within thirty-five days after the end of each HP fiscal quarter, without any invoice. Such payments shall reflect all Royalties due for that quarter, less credits and other adjustments.

         3.3 Licensor is responsible for all taxes on Royalties paid under this Agreement - including use, sales, and property taxes, but excluding taxes calculated solely on HP's income.

         3.4 Unless otherwise requested and agreed to by HP, Licensor shall transmit all Licensed Software to HP electronically. Licensor shall provide separate invoices for any license fees or other payments due for items not transmitted to HP by electronic means.

         3.5 Licensor warrants that the Royalties are no greater than those payable by any other licensee of similar quantities of Licensed Software. Licensor shall retroactively pass on to HP the lowest rate it give to any other such licensee, commencing on the date it grants such lower rate.

    4.   DELIVERY, MANUFACTURING, AND MARKETING

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         4.1  Licensor shall deliver an alpha version candidate of the Licensed
              Software electronically and on CD-ROM to HP no later than April 22, 1997. HP shall have five business days from this date to notify Licensor of any negative test results. If Licensor does not receive notice of any negative test results within this period, the alpha version candidate shall be considered accepted.

         4.2 Licensor shall deliver a beta version candidate of the Licensed Software electronically and on CD-ROM to HP no later than May 22, 1997. HP shall have five business days from this date to notify Licensor of any negative test results. If Licensor does not receive notice of any negative test results within this period, the beta version candidate shall be considered accepted.

         4.3 Licensor shall deliver a final gold master of the Licensed Software electronically and on CAROM to HP no latest Ann July 8, 1997. HP shall have ten business days Mom this date to notify Licensor of any negative test results. If Licensor does not receive notice of any negative test results within this period, the gold master shall be considered accepted.

         4.4 HP is responsible for reproducing all Object Code end HP documentation.

         4.5 HP may market Object Code to the extent it deems appropriate, in its sole discretion. This Agreement does not:

              4 5.1 Create any partnership, agency, or other relationship other than licensee and licensor; or
              4.5.2 Preclude HP from independently developing or acquiring software which performs the same or similar functions as Licensed Software.

         4.6 Each party shall, in performing this .Agreement, comply with all applicable laws and regulations, including export laws and regulations.

         4.7 The terms of this Agreement are Confidential Information. Further, Licensor may not make any press release, advertisement, or other public disclosure of the existence of this Agreement except with the prior written consent HP; HP may impose, as a condition of such consent, any restrictions which HP deems appropriate, in its sole discretion.

         4 8 HP's marketing support activities will be performed in a manner determined by HP.

         4.9 For the duration of this Agreement, HP will acknowledge Licensor as a technology partner in the "about" screen Details of all merchandising opportunities will be determined at a later date. In all instances, HP shall have final approval for all marketing, merchandising, and public relations activities.

         4.10 Any promotional materials that Licensor wishes to include with the Licensed Software must be reviewed and approved by HP prior to its use. Licensor shall be responsible for all costs associated with Licensor's promotional materials.

    5.   ENCHANCEMENTS AND NEW PROGRAMS

         5.1 As soon as possible but in any event at least thirty days prior to the commercial release of any New Program or Enhancement, Licensor shall deliver to HP a complete copy of the New Program or Enhancement.

         5.2 For purposes of this article 5, a "complete copy" shall be sufficient to enable HP to fully evaluate for the purposes of functionality, compatibility, and performance capability the New Program or Enhancement, and shall include
              5.2.1   Electric And CD-ROM versions in object code form; and
              5.2.2   Any other documentation which HP reasonably requests.

         5.3 HP may evaluate each New Program and Enhancement by any reasonable means. HP shall have thirty days after receipt of a complete copy of a New Program or Enhancement to either accept it, return it for rework, or reject it. HP shall give Licensor notice of the evaluation results.

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         5.4  At its discretion, HP may reject any New Program or Enhancement.
              If HP rejects an Enhancement, HP shall be entitled to continue to distribute the version of the Licensed Software prior to such
              Enhancement.   All Enhancements shall be backward compatible.

         5.5 If HP accepts an Enhancement, the Enhancement shall be added to this Agreement and shall be covered by the existing Royalty schedule. If HP accepts a New Program, the parties shall negotiate in good a mutually agreeable Royalty schedule for adding the schedule for adding the New Program to this Agreement.

         5 6 If HP requests Licenser to perform Development Work and Licensor wishes to include any such increased functionality in any of its other similar software products, Licensor must first receive written approval from HP. If HP approves such request, HP may be entitled to a mutually agreeable credit against its quarry maintenance Royalty payment. Upon completion of the Development Work, Licensor shall deliver a master copy in electronic and CD-ROM format of the Object Code to HP.

    6.   SUPPORT

         6.1 Licensor shall, at no charge to HP, provide HP with support for all licensed Software, as set forth in Exhibit D.

         6.2 Licensor shall only be obligated to provide support to the extent that defects are not caused by HP's modifications.. HP shall support its customers.

         6.3 Licensor's support obligations shall continue for five years after the expiration of the Term or other termination of this Agreement.

    7.   CONFIDENTIAL INFORMATION

         7.1 All Confidential Information shall either (i) be marked as confidential at the time of disclosure, or (ii) if unmarked when disclosed but treated as confidential (e.g. disclosed orally), be described in a written memorandum sent to the recipient's account manager within thirty days after disclosure.

         7.2 A recipient of Confidential Information shall protect such Information by using the same degree of care, but no less than a reasonable degree of care, as the recipient uses to protect its own information of a similar nature.

         7.3  A recipient shall restrict access to Confidential Information to
              (i) its employees having a need to know, and (ii) its subcontractors.

         7.4 A recipient obligations of confidentiality shall continue for three years from the Effective Date

         7.5  A recipient of Confidential Information agrees that:
              7.5.1 The discloser may be irreparably injured by a disclosure of Confidential Information in violation of this Agreement; and
              7.5.2 In addition to any other remedies available at law or in equity, the discloser may seek an injunction to prevent r stop any unauthorized disclosure.

         7.6  Confidential Information does not include information that:
              7.6.1   Was in recipient possession before receipt from the
                      discloser;
              7.6.2   Is or becomes a matter of public knowledge through no
                      fault of the recipient;
              7.6.3   Is or becomes a matter of public knowledge through no
                      fault of the recipient;
              7.6.4   Is disclosed by the discloser to a third party without a
                      duty of confidentiality on third party;
              7.6.5   Is independently developed by the recipient; or
              7 6.6   Is disclosed under operation of law.

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    8.   WARRANTIES

         8.1  Licensor warrants that:
              8.1.1 It has full power and authority to grant the right under this Agreement;
              8.1.2 The Licensed Software will comply win the stations ill Exhibit A;
                      and
              8.1.3 The Licensed Software does not violate or infringe any third party intellectual property rights.

         8.2 Licensor shell defend any Infringement Action, and shall pay all damages, costs, and attorneys' fees with respect to the Action. HP shall give Licensor prompt notice of any Infringement Action, as well as all authority, information, and assistance (at Licensor's expense) necessary to defend the Action.

         8.3 With respect to any Infringing Product, Licensor sha11, at its expense and option:
              8.3.1   Procure for HP the right to continue using the Product;
              8.3.2 Replace the Product with a non-infringing product of comparable function or performance; or
              8.3.3   Modify the Product to be non-infringing.
         8.4 Licensor shall haste no liability, under sections 8.2 and 8.3 to the extent the Infringement Action is based upon
              8.4.1 Any unauthorized modification of the Licensed Software or Documentation; or
              8.4.2 Any combination, operation, or use of the Licensed Software or Documentation with equipment, software, documentation, or other items not supplied by either Licensor or HP.

         8.5 EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, LICENSOR MAKES NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, REGARDING THE LICENSED SOFTWARE OR THE DOCUMENTATION, INCLUDNG AS TO THEIR MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

         8.6 IN NO EVENT SHALL. EITHER LICENSOR OR HP BE LIABLE FOR ANY INDIRECT, SPECIAL, INDICDNTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT, OR IN FURTHERANCE OF THE PROVISIONS AND OBJECTIVES OF THIS AGREEMENT, WHETHER SUCH DAMAGES ARE BASED ON TORT, CONTRACT, OR ANY OTHER LEGAL THEORY AND WHETHER ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.

    9.   ACCESS TO SOURCE CODE

         9.1 Licensor shall deposit a copy of the Source Code with DSI, pursuant to the terms of the standard deposit agreement between HP and DSI. HP shall have the right to verify that current and complete Source Code is deposited.

         9.2 If Source Code is properly released by DSI to HP under the deposit agreement, HP shall be entitled to recover all reasonable, actual costs and expenses incurred by HP in remedying any obligations of Licensor which are in default under this Agreement.

         9.3 The conditions of the deposit agreement between HP and DSI shall stipulate that, in addition to the standard conditions relative to the release of the Source Code, the following conditions shall also cause the release of Source Code to HP: (i) if Licensor becomes insolvent; (ii) if Licensor fails to pay its debts or perform it obligations in the ordinary course of business as they mature; (iii) if Licensor admits in writing its solvency or inability to pay its debts or perform its obligations as they mature; (iv) if Licensor makes an assignment for the benefit of creditors; (v) if Licensor has more than 50% of its outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) owned o controlled, directly or indirectly, by a third party; (vi) if Licensor sells all or substantially all of its assets to a third party involved in the manufacture or marketing of computers, printers, or software; (vii) if Licensor has a receiver or trustee

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              appointed to administer its property or affairs; (viii) if
              Licensor files a petition or other request for relief under any provision of the Bankruptcy Code; (ix) if Licensor has filed against it any petition or other request for relief under any provision of the Bankruptcy Code and fails to have such petition within sixty (60) days; or (x) if Licensor ceases to do business in the normal course.

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    10.  TERM AND TERMINATION
         10.1 The Term of this Agreement is 18 months, unless earlier terminated for cause, HP may renew the Term for two additional six month periods on the same terms and conditions, by notice to the Licensor at any time before the expiration of the Term.
         10.2 HP may terminate this Agreement for convenience with thirty (30) days written notice to Licensor.

         10.3 Either party may terminate this Agreement for cause immediately upon written notice to the other any anytime if;
              10.3.1 The other party is in material breach of any warranty, term, conditions or covenant of this Agreement and fails to cure that breach within fifteen (15) days after written notice of that breach and of the first party's intention to terminate if the breach is not cured; or
              10.3.2 The other party: )i) becomes insolvent; (ii) fails to pay its debts or perform its obligations in the ordinary course of business as they mature; (iii) admits in writing its insolvency or inability to pay its debts or perform its obligations as they mature; (iv) makes an assignment for the benefit of creditors; (v) has more than 50% of its outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) owned or controlled, directly or indirectly, by a third party;
                      (vi) sells all or substantially all of its assets to a third party involved in the manufacture or marketing of computers, printers, or software; (vii) has a receiver or trustee appointed to administer its property or affairs;
                      (viii) files a petition or other request for relief under any provision of the Bankruptcy Code; (ix) has filed against it any petition or other request for relief under any provision of the Bankruptcy Code and fails to have such petition dismissed within sixty (60) days; or (x) ceases to do business in the normal course. In the event
                      (v) occurs, the controlled party shall promptly give written notice of such acquisition to the other party.

         10.4 Upon the expiration or termination of this Agreement, HP may continue distributing all Object Code and HP documentation. The expiration or termination of this Agreement shall not affect the rights of existing end-users, whose rights are perpetual.

    11.  MISCELLANEOUS PROVISIONS

         11.1 All notices under this Agreement shall be in writing and shall be considered given upon personal delivery or delivery by electronic means (e.g. facsimile), upon forty. eight hours after sending by air courier, or upon seventy two hours after deposit in the United States Mail, certified mail return receipt requested. All notices shall be addressed as specified below:


              If to HP:           Hewlett-Packard Company
                                  P.O. Box 8906
                                  Vancouver, WA  98668-8906
                                  ATTENTION:  CONTRACTS ADMINISTRATOR

              If to Contractor:   ConnectSoft, Inc.
                                  1130 N.E. 33rd Place #250
                                  Bellevue, WA  98004
                                  ATTENTION: ROBERT MARCUS

         11.2 Neither party shall disclose to any third party the terms of this Agreement.

         11.3 Neither party may assign or otherwise transfer its rights or responsibilities in this Agreement.

         11.4 In the event of a conflict between an and Exhibit and the main body of this Agreement, the latter shall control. The following Exhibits are incorporated by reference:
              (a)     Exhibit A, System Specification Plan;
              (b)     Exhibit B, Development Work;
              (c)     Exhibit C, License Fee and Royalty Schedule; and

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              (d)     Exhibit D, Support.

         11.5 This Agreement represents the entire agreement between the parties as to the matters set forth and integrates all prior discussions and understandings between them. This Agreement may only be modified by a written instrument signed by an authored representative of both Licensor and HP

         11.6 This Agreement shall be governed by, and construed in accordance with the laws of the State of California, USA.



         HEWLETT-PACKARD COMPANY            CONNECSOFT


         By________________________         By:_____________________________

         Typed Name:                        Typed Name:

         Title:                             Title:

         Dated:____________________         Dated:__________________________

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To:    Robert Marcus
From:  Kerry Kelley

Re:    Contract dates for delivery of HP Instant Delivery      August 15, 1997
       --------------------------------------------------


Dear Robert,

This note is to confirm our discussion surrounding final delivery dates for the first version of Instant Delivery. As mutually agreed the final "release candidate" for the product, targeted for Japan, will be delivered by you no later than September 8, 1997. Delivery on this date will facilitate our final round of acceptance testing and will support our target release to manufacturing of September 22, 1997.

You also asked about disclosure of this effort as part of your prospectus. I have reviewed the material relative to Instant Delivery and can approve your disclosure in this specific context. Per our previous discussion relative to project disclosure, please do not disseminate this type of information in any other form without specific clearance from us.


Regards,

/s/ Kerry Kelley